                                             As filed pursuant to Rule 424(b)(3)
                                                under the Securities Act of 1933
                                                      Registration No. 333-87864



                     ANCHOR NATIONAL LIFE INSURANCE COMPANY
                            VARIABLE SEPARATE ACCOUNT
       (PORTION RELATING TO THE POLARIS PLATINUM II AND POLARIS PROTECTOR
                              VARIABLE ANNUITIES)

    SUPPLEMENT TO THE POLARIS PLATINUM II PROSPECTUS DATED SEPTEMBER 30, 2002
          AND TO THE POLARIS PROTECTOR PROSPECTUS DATED AUGUST 1, 2002

THE FOLLOWING SUPPLEMENTS ANY DISCUSSION PERTAINING TO THE 1-YEAR FIXED ACCOUNT OPTION IN THE PROSPECTUS:

         If you purchase your contract on or after December 2, 2002, you may not allocate any Purchase Payments to or transfer into the one-year fixed account option. This restriction may not apply in certain states. In Minnesota and Texas, you may transfer into the 1-year fixed account but cannot allocate a Purchase Payment to the 1-year fixed account. Please check with your financial representative for availability.

THE FOLLOWING IS ADDED TO THE FIRST PARAGRAPH UNDER THE FIXED ADVANTAGE 7 ACCOUNT OPTION:

         If you purchase your contract on or after December 2, 2002 and if you inadvertently allocate any Purchase Payments to Fixed Advantage 7 after the first 90 days of your contract, we will allocate those funds according to your last Variable Portfolio allocation instructions, unless we receive different instructions from you; at the end of the 7-year guarantee period, the entire balance in Fixed Advantage 7 will be automatically transferred into those funds according to your last Variable Portfolio allocation instructions, unless we receive different instructions from you. If your previous instructions did not include allocation to Variable Portfolios, we will transfer any funds into the Cash Management Variable Portfolio.

THE FOLLOWING IS ADDED TO THE SECOND TO LAST PARAGRAPH UNDER DOLLAR COST
AVERAGING:

         If you purchase your contract on or after December 2, 2002 and you terminate your DCA program with money remaining in the DCA fixed accounts, we will transfer the remaining funds to the same target account(s) as previously designated by you, unless we receive different instructions from you.

Date: December 2, 2002


                Please keep this Supplement with your Prospectus.

                                   Page 1 of 1